Exhibit 99.1

Asure Software Preannounces Q3 Earnings Upside, Announces Acquisition of ADI Time

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Expects Q3'11 Earnings Per Share of $0.03 - $0.04, above the ($0.01)-$0.02 guidance. Expects Q3 EBITDA in excess of $375,000 ($0.12/share) including $60,000 in FX currency gain; both pre one-time costs, largely related to the acquisition. Sees Q3 Operating Cash Flow at $700,000. Expects the ADI Time Acquisition to enable Asure to bring broader range of solutions to a larger marketplace

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Introduces Calendar 2012 Forecast of $15.5 million revenue (80% to be recurring/cloud-based), $2.8 million EBITDA ($0.90/share). Expects continued bookings growth and strong free cash generation with $400,000+ of year-over-year one-time perpetual software revenue decline as Asure drives cloud bookings higher.

•	Anticipates increased usage of Asure's $100 million in tax loss carry-forwards through increased profitability

AUSTIN, Texas, Oct. 3, 2011 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workforce management software, today announced that it has acquired ADI Time®, a Warwick, Rhode Island-based leading vendor of cloud computing time and attendance software and management services. Asure acquired the assets and some of the liabilities of ADI Time via an asset purchase agreement, through Asure's newly formed subsidiary, ADI Software, LLC.

On Oct. 1, 2011 Asure entered into an asset purchase agreement to acquire ADI Time for a $7 million purchase price, comprised of $6 million cash paid at closing and a $1 million, three-year seller's note. Cash paid at closing consisted of cash from Asure's balance sheet, $300,000 in cash acquired as part of the acquisition, and $3.7 million of new debt financing (details disclosed in Asure's 8k, to be filed shortly). In 2012, Asure estimates it will incur approximately $430,000 in acquisition related interest expense. Asure expects total one-time costs incurred to be less than $0.4 million; largely incurred in the third and fourth quarters of 2011.

"ADI Time's suite of on-site and software-as-a-service (SaaS) time & attendance solutions helps companies improve the supervision of their workforces, provide better visibility into labor costs, and achieve greater operational efficiencies," said Pat Goepel, Asure's Chief Executive Officer. "ADI is focused on delivering solutions to the small market and blue collar vertical markets, which complements Asure's iEmployee cloud-based time and attendance offering which is designed to meet the needs of the mid and the white collar vertical markets. This acquisition enables Asure to bring ADI Time's solutions to a much larger marketplace, and together these solutions enable us to meet growing customer demands today and well into the future. We are also excited about the opportunity to offer iEmployee's solution to the eleven (11) ADI Time resellers and partners that come with the acquisition," commented Mr. Goepel.

"The financial synergies from the acquisition are readily identifiable and implementation is already underway," said David Scoglio, Asure's Chief Financial Officer. "Efficiencies will come in the form of office consolidations, FTE savings through senior management consolidation, streamlining of deployment and adoption activities, and reducing duplicative research and development costs. Although we expected a one-time decline in reported financial results as we shifted to a recurring revenue-based model, the business has performed well and is beginning to throw off significant cash flow. In fact, we expect to report $0.7M in operating cash flows for the third quarter of 2011, of which approximately $0.2M is due to changes in working capital. We expect the ADI Time acquisition to increase the cash generation of the business, and anticipate realizing a substantial portion of the deal's synergies by the start of calendar 2012. We will provide an update on the acquisition and our Q4 estimates during our Q3 earnings call in mid-November."

Steven Rodriguez, Asure's Chief Operating Officer, added: "In addition to filling an important piece of our workforce productivity offering, we have also acquired the adiPad™ and the adiTouch™ time terminals, which we think can revolutionize the market via their ability to seamlessly interface with labor management subscription services and on-premise software to help organizations of all sizes automate time and attendance, lower costs, and reduce errors related to payroll processing."

About Asure Software

Asure Software, Inc. (Nasdaq:ASUR), headquartered in Austin, Texas, offers intuitive and innovative technologies that enable companies of all sizes and complexities to operate more efficiently. The company ensures a high-performing work environment by integrating its "keep it simple" solutions and expertise to more than 3,500 clients world-wide; Asure Software's suite of solutions range from time and attendance workforce management solutions to asset optimization and meeting room management. For more information, please visit www.asuresoftware.com.

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8565

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business, which are not historical facts, are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as a non-GAAP financial measure by the Securities and Exchange Commission: EBITDA and GAAP Net Income/(Loss) excluding one-time items. These supplemental financial measures are not required by GAAP, nor are the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. In addition, these measures are presented because management believes they are frequently used by securities analysts, investors, and others in the evaluation of companies.

EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings, EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.

Net Earnings Excluding One-Time Items is calculated by combining the company's GAAP Net Earnings, or earnings per share, with items that are one time in nature and are not expected to recur on a dollar or per share basis.

CONTACT: Dave Scoglio 512-437-2732